Exhibit 99.2

CSX Corp. Announces Fourth Quarter and Full Year 2023 Results

JACKSONVILLE, Fla. – January 24, 2024 – CSX Corp. (NASDAQ: CSX) today announced fourth quarter 2023 operating income of $1.32 billion compared to $1.46 billion in the prior year period. Net earnings were $886 million, or $0.45 per diluted share, compared to $1.02 billion, or $0.49 per diluted share, in the same period last year. Total volume of 1.56 million units for the quarter was 1% higher compared to 2022, with Merchandise volume up 3%, Coal volume up 3%, and Intermodal volume flat.

For the full year 2023, CSX operating income of $5.56 billion was down 8% from the previous year. Net earnings for the year were $3.72 billion, or $1.85 per share, compared to $4.17 billion, or $1.95 per share, in 2022.

“Throughout 2023, our railroad demonstrated reliable, industry-leading network performance, and the ONE CSX team delivered consistent results through a dynamic economic environment by focusing on excellent customer service,” said Joe Hinrichs, president and chief executive officer. “Our railroad is running well, we have the right team and resources in place, and we look forward to building on our positive momentum with profitable growth over this next year.”

Fourth Quarter Financial Highlights
•Revenue totaled $3.68 billion for the quarter, declining 1% year-over-year as the effects of volume growth and favorable merchandise pricing were more than offset by lower intermodal storage revenue, reduced fuel surcharge, the effect of lower global benchmark coal prices, and a decline in trucking revenue.
•Operating income of $1.32 billion decreased 10% compared to the same period in 2022. CSX's operating ratio was 64.1% for the quarter.
•Diluted EPS of $0.45 decreased 8% from $0.49 in the prior year.

Full Year 2023 Financial Highlights
•Revenue totaled $14.66 billion in 2023, decreasing 1% year-over-year as the impacts of a decline in intermodal storage revenue, reduced fuel surcharge, lower global benchmark coal prices, and a decrease in intermodal volume more than offset contributions from stronger merchandise pricing and higher merchandise and coal volume.
•Operating income of $5.56 billion decreased 8% compared to 2022, with last year's results inclusive of gains of $144 million from the property sale agreement with the Commonwealth of Virginia. CSX's operating ratio was 62.1% for the full year 2023.
•Diluted EPS of $1.85 decreased 5% from $1.95 in the prior year.

CSX executives will conduct a conference call with the investment community this afternoon, January 24, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS
(Dollars in millions, except per share amounts)

	(Unaudited)
	Quarters Ended (a)				Years Ended (a)
	Dec. 31, 2023	Dec. 31, 2022	$ Change	% Change	Dec. 31, 2023	Dec. 31, 2022	$ Change	% Change

Revenue	$3,680	$3,730	$(50)	(1)%	$14,657	$14,853	$(196)	(1)%
Expense
Labor and Fringe	808	726	(82)	(11)	3,024	2,861	(163)	(6)
Purchased Services and Other	703	699	(4)	(1)	2,764	2,685	(79)	(3)
Depreciation and Amortization	417	393	(24)	(6)	1,611	1,500	(111)	(7)
Fuel	352	411	59	14	1,377	1,626	249	15
Equipment and Other Rents	88	97	9	9	354	396	42	11
Gains on Property Dispositions (b)	(8)	(55)	(47)	(85)	(34)	(238)	(204)	(86)
Total Expense	2,360	2,271	(89)	(4)	9,096	8,830	(266)	(3)

Operating Income	1,320	1,459	(139)	(10)	5,561	6,023	(462)	(8)

Interest Expense	(204)	(199)	(5)	(3)	(809)	(742)	(67)	(9)
Other Income - Net	33	44	(11)	(25)	139	133	6	5
Earnings Before Income Taxes	1,149	1,304	(155)	(12)	4,891	5,414	(523)	(10)

Income Tax Expense (c)	(263)	(286)	23	8	(1,176)	(1,248)	72	6
Net Earnings	$886	$1,018	$(132)	(13)%	$3,715	$4,166	$(451)	(11)%

Operating Ratio	64.1%	60.9%			62.1%	59.5%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.45	$0.49	$(0.04)	(8)%	$1.85	$1.95	$(0.10)	(5)%

Average Shares Outstanding, Assuming Dilution (Millions)	1,969	2,085			2,013	2,141

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 31, 2023	Dec. 31, 2022
ASSETS

Cash and Cash Equivalents	$1,353	$1,958
Short-Term Investments	83	129
Other Current Assets	1,948	1,762
Properties - Net	34,935	34,242
Investment in Affiliates and Other Companies	2,397	2,292
Other Long-Term Assets	1,692	1,529
Total Assets	$42,408	$41,912

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$558	$151
Other Current Liabilities	2,666	2,320
Long-Term Debt	17,975	17,896
Deferred Income Taxes - Net	7,746	7,569
Other Long-Term Liabilities	1,330	1,351
Total Liabilities	30,275	29,287

Total Shareholders' Equity	12,133	12,625
Total Liabilities and Shareholders' Equity	$42,408	$41,912

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended
	Dec. 31, 2023	Dec. 31, 2022
OPERATING ACTIVITIES
Net Earnings	$3,715	$4,166
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,611	1,500
Deferred Income Tax Expense	140	117
Gains on Property Dispositions	(34)	(238)
Other Operating Activities - Net (d)	117	74
Net Cash Provided by Operating Activities	5,549	5,619

INVESTING ACTIVITIES
Property Additions	(2,281)	(2,133)
Purchase of Short-term Investments	(104)	(59)
Proceeds from Sales of Short-term Investments	153	9
Proceeds and Advances from Property Dispositions (b)	52	246
Business Acquisition, Net of Cash Acquired (a)	(31)	(227)
Other Investing Activities	(76)	33
Net Cash Used in Investing Activities	(2,287)	(2,131)

FINANCING ACTIVITIES
Shares Repurchased (e)	(3,482)	(4,731)
Dividends Paid	(882)	(852)
Long-term Debt Repaid	(153)	(186)
Long-term Debt Issued	600	2,000
Other Financing Activities	50	—
Net Cash Used in Financing Activities	(3,867)	(3,769)

Net Decrease in Cash and Cash Equivalents	(605)	(281)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	1,958	2,239
Cash and Cash Equivalents at End of Period	$1,353	$1,958

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Pan Am Systems, Inc.: On June 1, 2022, CSX acquired Pan Am for a purchase price of $600 million funded through a combination of common stock and cash. The results of Pan Am's operations and its cash flows were consolidated prospectively.

b)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases. Over the course of the transaction, which was completed in 2022, total proceeds of $525 million were collected and total gains of $493 million were recognized. The impact to the 2022 financial statements is summarized in the following table.

	Quarter Ended	Year Ended
(Dollars in millions)	Dec. 31, 2022	Dec. 31, 2022
Gains	$2	$144
Proceeds	125	125

c)Income Tax Benefit: During fourth quarter 2023 and 2022, the Company recognized tax benefits of $19 million and $33 million, respectively, primarily due to favorable adjustments to deferred state taxes.

d)Other Operating Activities - Net: 2023 results include, among other items, the impact of postponed federal estimated tax payments of $381 million which were extended until first quarter 2024 under an Internal Revenue Service tax relief announcement for those impacted by Hurricane Idalia. Partially offsetting this item was the 2023 payment of $238 million of retroactive wages and bonuses, and associated taxes, related to finalized labor agreements. This amount was included in labor and fringe benefits payable as of December 31, 2022.

e)Shares Repurchased: During fourth quarters and years ended 2023 and 2022, the Company engaged in the following repurchase activities:

	Quarters Ended		Years Ended
	Dec. 31, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Shares Repurchased (Millions)	18	35	112	151
Cost of Shares (Dollars in millions)	$581	$1,021	$3,482	$4,731
Average Cost per Share Repurchased	$30.78	$28.66	$30.95	$31.25

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 31, 2023 and December 31, 2022

	Volume			Revenue			Revenue Per Unit
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Chemicals	161	153	5%	$661	$622	6%	$4,106	$4,065	1%
Agricultural and Food Products	120	123	(2)	429	437	(2)	3,575	3,553	1
Automotive	98	90	9	314	285	10	3,204	3,167	1
Minerals	85	84	1	179	164	9	2,106	1,952	8
Forest Products	70	72	(3)	251	253	(1)	3,586	3,514	2
Metals and Equipment	67	65	3	213	204	4	3,179	3,138	1
Fertilizers	47	45	4	135	109	24	2,872	2,422	19
Total Merchandise	648	632	3	2,182	2,074	5	3,367	3,282	3
Intermodal	720	720	—	552	573	(4)	767	796	(4)
Coal	192	187	3	620	626	(1)	3,229	3,348	(4)
Trucking	—	—	—	204	226	(10)	—	—	—
Other	—	—	—	122	231	(47)	—	—	—
Total	1,560	1,539	1%	$3,680	$3,730	(1)%	$2,359	$2,424	(3)%

Years Ended December 31, 2023 and December 31, 2022

	Volume			Revenue			Revenue Per Unit
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Chemicals	642	641	—%	$2,599	$2,584	1%	$4,048	$4,031	—%
Agricultural and Food Products	468	481	(3)	1,657	1,664	—	3,541	3,459	2
Automotive	388	338	15	1,219	1,054	16	3,142	3,118	1
Minerals	358	337	6	733	658	11	2,047	1,953	5
Metals and Equipment	284	267	6	917	828	11	3,229	3,101	4
Forest Products	282	291	(3)	1,012	996	2	3,589	3,423	5
Fertilizers	199	203	(2)	516	455	13	2,593	2,241	16
Total Merchandise	2,621	2,558	2	8,653	8,239	5	3,301	3,221	2
Intermodal	2,766	2,963	(7)	2,060	2,306	(11)	745	778	(4)
Coal	755	697	8	2,484	2,434	2	3,290	3,492	(6)
Trucking	—	—	—	882	966	(9)	—	—	—
Other	—	—	—	578	908	(36)	—	—	—
Total	6,142	6,218	(1)%	$14,657	$14,853	(1)%	$2,386	$2,389	—%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 1% in fourth quarter 2023 when compared to fourth quarter 2022 primarily due to decreases in other revenue, lower fuel recovery, pricing declines in export coal due to the impact of lower benchmark rates, and lower trucking revenue. These decreases were partially offset by pricing and volume gains in merchandise as well as higher coal volumes.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Fuel Surcharge Revenue	$334	$406	$1,256	$1,515
Fuel Lag Favorable (Unfavorable)	$22	$4	$59	$(57)

Merchandise Volume
Chemicals - Increased primarily due to higher shipments of plastics, sand, and waste, partially offset by lower shipments of crude oil.
Agricultural and Food Products - Decreased primarily due to lower shipments of ethanol and feed grain, partially offset by higher shipments of vegetable oils.
Automotive - Increased due to higher North American vehicle production as well as new business wins.
Minerals - Increased due to higher shipments of cement, partially offset by lower shipments of salt.
Forest Products - Decreased due to lower shipments of paper, woodpulp, and lumber, partially offset by higher pulpboard shipments.
Metals and Equipment - Increased due to higher steel and scrap shipments, partially offset by reduced equipment shipments.
Fertilizers - Increased due to higher shipments of long-haul potash and phosphate, which were partially offset by declines in short-haul shipments.

Intermodal Volume
Domestic shipments increased due to growth with key customers despite a soft trucking environment. International shipments decreased due to the prior year impact of elevated volumes as port congestion resulted in a backlog of shipments which occurred in the fourth quarter.

Coal Volume
Export coal increased due to higher shipments of thermal and metallurgical coal. Domestic coal decreased primarily due to lower shipments of coal to utility plants, as well as lower shipments to river terminals and industrial customers.

	Quarters Ended			Years Ended
(Millions of tons)	Dec. 31, 2023	Dec. 31, 2022	Change	Dec. 31, 2023	Dec. 31, 2022	Change
Coal Tonnage
Domestic	10.9	12.5	(13)%	45.0	45.7	(2)%
Export	10.8	8.5	27	40.0	32.4	23
Total Coal	21.7	21.0	3%	85.0	78.1	9%

Trucking Revenue
Trucking revenue decreased $22 million versus the prior year due to lower fuel and capacity surcharges.

Other Revenue
Other revenue was $109 million lower, primarily resulting from lower intermodal storage and equipment usage as well as lower carload demurrage.

CSX Corporation
EXPENSE
Expenses of $2.4 billion increased $89 million, or 4%, in fourth quarter 2023 when compared to fourth quarter 2022.
Labor and Fringe expense increased $82 million due to the following:
•An increase of $42 million was due to cost increases attributed to higher headcount and union employee vacation and sick benefits.
•An increase of $31 million was driven by inflation.
•Other costs increased $9 million.
Purchased Services and Other expense increased $4 million due to the following:
•Operating support costs increased $5 million primarily due to inflation, which was partially offset by efficiency savings largely driven by intermodal.
•Other costs were lower by $1 million as a decrease in trucking expense was mostly offset by technology cost increases and other non-significant items.
Depreciation expense increased $24 million primarily due to a larger asset base as well as $11 million of adjustments for prior periods.
Fuel expense decreased $59 million primarily resulting from an 18% decrease in locomotive fuel prices, partially offset by the impact of higher volumes.
Equipment and Other Rents decreased $9 million primarily due to lower costs resulting from improved car cycle times across all markets.
Gains on Property Dispositions decreased to $8 million in 2023 from $55 million in 2022.

Employee Counts (Estimated)

	Quarters Ended (a)			Years Ended (a)
	Dec. 31, 2023	Dec. 31, 2022	Change	Dec. 31, 2023	Dec. 31, 2022	Change
Average	23,183	22,395	788	22,845	21,637	1,208
Ending	23,232	22,542	690	23,232	22,542	690
(a) Employees added due to the acquisition of Pan Am are included in the employee count starting as of the June 1, 2022 acquisition date.

Fuel Expense

	Quarters Ended		Years Ended
(Dollars and gallons in millions, except price per gallon)	Dec. 31, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Estimated Locomotive Fuel Consumption (Gallons)	96.9	94.0	388.7	372.9
Price per Gallon (Dollars)	$3.08	$3.76	$3.01	$3.70
Total Locomotive Fuel Expense	$298	$353	$1,169	$1,381
Non-Locomotive Fuel Expense	54	58	208	245
Total Fuel Expense	$352	$411	$1,377	$1,626

CSX Corporation
OPERATING STATISTICS (Estimated)
In the fourth quarter 2023, velocity and dwell improved by 5% and 7%, respectively, versus prior year. Carload trip plan performance improved to 85% compared to 77% in the prior year while intermodal trip plan performance improved to 95% compared to 93% in the prior year. CSX has seen an improvement in service metrics throughout 2023.

The personal injury frequency index of 0.57 in the fourth quarter 2023 improved by 50% compared to prior year. The FRA train accident rate of 2.10 improved by 42% compared to prior year. Safety is a guiding principle at CSX and the Company remains focused on its strong safety culture, including instilling the importance of safety in new hires. CSX is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Years Ended
	Dec. 31, 2023	Dec. 31, 2022	Improvement / (Deterioration)	Dec. 31, 2023	Dec. 31, 2022	Improvement / (Deterioration)
Operations Performance (a)

Train Velocity (Miles per hour)	18.3	17.5	5%	18.0	16.1	12%
Dwell (Hours)	9.6	10.3	7%	9.4	11.3	17%
Cars Online	123,757	130,992	6%	125,580	138,074	9%
On-Time Originations	71%	54%	31%	77%	60%	28%
On-Time Arrivals	69%	53%	30%	71%	52%	37%
Carload Trip Plan Performance	85%	77%	10%	84%	64%	31%
Intermodal Trip Plan Performance	95%	93%	2%	95%	90%	6%
Fuel Efficiency	1.00	1.00	—%	1.02	0.99	(3)%

Revenue Ton-Miles (Billions)
Merchandise	32.1	31.0	4%	128.0	126.0	2%
Coal	9.6	9.2	4%	37.4	33.8	11%
Intermodal	7.3	7.1	3%	28.3	30.0	(6)%
Total Revenue Ton-Miles	49.0	47.3	4%	193.7	189.8	2%

Total Gross Ton-Miles (Billions)	96.7	93.8	3%	381.3	375.5	2%

Safety (b)
FRA Personal Injury Frequency Index	0.57	1.13	50%	0.89	1.01	12%
FRA Train Accident Rate	2.10	3.59	42%	3.32	3.37	1%
(a) Beginning second quarter 2023, all operations performance metrics include results from the network acquired from Pan Am. The impact of including Pan Am data was insignificant.
(b) Safety metrics do not include results from the network acquired from Pan Am. These metrics will be updated to include the Pan Am network results as integration completes.

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
Key Performance Measures Definitions:
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Economic Profit
Management believes Economic Profit (CSX Cash Earnings or CCE) provides additional perspective to investors about financial returns generated by the business by representing a profit generated over and above the cost of capital used by the business to generate that profit. Economic Profit is designed to incentivize strategic investments that earn more than the required return. Increases in Economic Profit indicate that the Company is effectively allocating capital and rewarding shareholders by generating growth in excess of the incremental cost of capital associated with reinvestment in the business. This measure should be considered in addition to, rather than a substitute for, net income. This measure is defined by the Company as gross cash earnings minus the capital charge on gross operating assets. Gross cash earnings is calculated as Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), less an assumed 15% cash tax. The capital charge uses a long-term average cost of capital of 8% multiplied by the gross operating assets. CSX's gross operating assets include gross properties and other non-cash assets, net of non-interest bearing liabilities. The following table reconciles net income (GAAP measure) to Economic Profit (non-GAAP measure).

	Years Ended
(Dollars in millions)	Dec. 31, 2023	Dec. 31, 2022
Net Income	$3,715	$4,166
Add: Income Tax Expense	1,176	1,248
Remove: Other Income - Net	(139)	(133)
Add: Interest Expense	809	742
Add: Depreciation, Amortization, and Operating Lease Expense	1,720	1,609
Remove: Unusual Items (a)	—	(144)
Adjusted EBITDA	7,281	7,488
15% Assumed Cash Tax	(1,092)	(1,123)
Gross Cash Earnings	6,189	6,365

Current Assets (Less Cash and ST Investments)	(1,908)	(1,843)
Gross Properties	(49,212)	(47,471)
Other Assets	(3,896)	(3,862)
Non-Interest Bearing Liabilities	10,873	10,640
Gross Operating Assets (b)	(44,143)	(42,536)
8% Capital Charge	(3,531)	(3,403)
Economic Profit (Non-GAAP)	$2,658	$2,962

(a) Unusual items are defined by management as unique events with greater than $100 million full year operating income impact. Gains from the Virginia transaction of $144 million were excluded for 2022.
(b) Gross operating assets reflects an average of reported balance sheet figures.

CSX Corporation
Free Cash Flow
Management believes free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Years Ended
(Dollars in millions)	Dec. 31, 2023	Dec. 31, 2022
Net Cash Provided by Operating Activities	$5,549	$5,619
Property Additions	(2,281)	(2,133)
Proceeds and Advances from Property Dispositions	52	246
Free Cash Flow (before payment of dividends)	$3,320	$3,732